SMITH IRREVOCABLE PROXY TO VOTE
SHARES IN
DGSE COMPANIES, INC.

November __, 2011

This Irrevocable Proxy to Vote Shares (this “Proxy”) is made and entered into effective as of the November 8, 2011  (the “Proxy Effective Date”), by and between  DR. L.S. SMITH , an individual and a resident of the State of Texas (“Dr. Smith”) and NTR METALS, LLC , a Texas limited liability company (“NTR”).

WHEREAS, NTR acquired 3,000,000 shares (the “SIBL Shares”) of the common stock of DGSE Companies, Inc., a Nevada Corporation (“DGSE”), par value $0.01 per share (the “Common Stock”), from Stanford International Bank, LTD, an entity organized under the laws of Antigua (“SIBL”), pursuant to (i) that certain Purchase and Sale Agreement (and amendment thereto) dated January 27, 2010, by and among DGSE and the court-appointed receiver for SIBL; (ii) that certain Partial Assignment Agreement, dated May 25, 2010, by and among DGSE and NTR; and (iii) that certain Closing Agreement, dated May 25, 2010, by and among DGSE, Dr. Smith, and NTR;

WHEREAS, NTR has acquired 1,000,000 shares (the “Option Shares” and, together with the SIBL Shares, the “NTR Shares”) of the Common Stock pursuant to that certain Option Agreement, dated May 25, 2010, granting NTR the option to purchase 1,000,000 shares of the Common Stock owned by Dr. Smith (the “Option Exercise”);

WHEREAS, Dr. Smith has been released as a guarantor DGSE’s indebtedness pursuant to that certain Loan Agreement, dated as of December 22, 2005, between the Registrant and Texas Capital Bank, N.A., as amended (the “Guarantee Release”);

WHEREAS, Dr. Smith and NTR are each parties to that certain Agreement to Execute Smith Irrevocable Proxy (“Agreement to Execute Smith Proxy”) dated May 25, 2010 (the “Agreement Effective Date”); and

WHEREAS, as of the Proxy Effective Date, Dr. Smith owns 1,628,014 shares of the Common Stock (the “Smith Shares”). Further, as of the Proxy Effective Date, 556,976 shares of Common Stock are subject to proxies pursuant to which Dr. Smith holds sole voting power (the “Third-Party Proxies”).  In connection with the Smith Shares and the Third Party Proxies, Dr. Smith has voting rights relating to matters regarding DGSE (the “Smith Voting Rights”).

NOW, THEREFORE, in consideration of the mutual covenants and consideration as described in this Proxy, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

(1) Grant of Proxy. As a result of the Option Exercise and the Guarantee Release, one of the Trigger Events as set forth in the Agreement to Execute Smith Proxy has occurred.  Accordingly, Dr. Smith hereby nominates and appoints NTR as the attorney or proxy to represent Dr. Smith and vote the Smith Voting Rights with respect to any matter regarding DGSE on which Dr. Smith may be entitled to vote for the Relevant Proxy Period as set forth in Section 2, herein.

(2) Relevant Proxy Period. This Proxy is given voluntarily and without any solicitations by any agent of NTR. This Proxy is irrevocable and coupled with an interest, and will remain in effect as to the Smith Voting Rights for the remainder of the four (4) year period commencing on the Agreement Effective Date; provided that with respect to the Smith Voting Rights relating to the Third-Party Proxies, this Proxy will remain in effect only for the remaining term of any such Third-Party Proxies.

IN WITNESS WHEREOF, the undersigned have signed this Proxy as of the Proxy Effective Date.

NTR METALS, LLC

By:
Name:
Title:

DR. L.S. SMITH